                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549





                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

     Date of Report (Date of earliest event) October 14, 1999





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

 Item 5.  Other Events.

 Earnings

 Associates Corporation of North America (the "Company") recorded net earnings for the three-month period ended September 30, 1999 of $247.6 million, compared with $239.9 million for the prior year period. Net earnings for the nine-month period ended September 30, 1999 were $737.5 million compared with $711.9 million for the prior year period. Earnings before provision for income taxes were $377.7 million for the three-month period ended September 30, 1999 compared with $381.3 million for the prior year period. Earnings before provision for income taxes increased to $1,154.6 million for the nine-month period ended September 30, 1999 compared with $1,122.5 million for the prior year period.

 Growth in Finance Receivables

 Net finance receivables increased 10% to $50.7 billion at September 30, 1999 from $46.0 billion at December 31, 1998. Internally generated growth, particularly in the home equity lending portfolio, and the transactions described below were the primary causes for the change in receivables outstanding during the first nine months of 1999.

 On January 6, 1999, the Company's parent, Associates First Capital Corporation ("First Capital") purchased the assets and assumed the liabilities of Avco Financial Services, Inc ("Avco"). During the first quarter of 1999, First Capital transferred substantially all of the domestic and Puerto Rico consumer finance operations of Avco to the Company, which included approximately $4 billion in finance receivables. Avco's domestic and Puerto Rico consumer finance product offerings include home equity lending, real estate sales finance and consumer loans. In March of 1999, approximately $525 million of such receivables were sold.

 In June 1999, the Company sold to First Capital, at book value, approximately $900 million of the Company's participation interest in First Capital's private label receivables (the "Private Label Sale"). These receivables were subsequently securitized and sold by First Capital. In addition, approximately $714 million of the Company's participation interest in First Capital's private label receivables were transferred to other assets as receivables held for sale, reflecting management's intent to sell these receivables to First Capital during the 4th quarter of 1999 in a similar transaction.

 Credit Quality

 The allowance for losses to net finance receivables ("Allowance Ratio")was 2.85% at September 30, 1999, a decrease from 3.00% and 3.06% at December 31, and September 30, 1998, respectively. Similarly, the Company's composite ratio of net credit losses to average net finance receivables ("Loss Ratio")declined to 1.77% for the nine-month period ended September 30, 1999 as compared to 1.98% for the prior year period. These decreases were primarily attributable to a modest shift in product mix toward more secured portfolios. Secured portfolios generally have lower loss levels than unsecured portfolios. This shift in product mix was principally caused by the second quarter 1998 sale, at book value, of $5.2 billion of the Company's participation interest in First Capital's U.S. bankcard credit card receivables to First Capital and the aforementioned Private Label Sale. Increased losses in the Company's secured portfolios somewhat offset the decline in losses caused by the shift in mix.

 Management believes the allowance for losses at September 30, 1999 is sufficient to provide adequate protection against losses in its portfolios.

 Certain unaudited financial information for the nine months and three months ended or at September 30, 1999 for Associates Corporation of North America is as follows (dollar amounts in millions):

                            Nine Months Ended          Three Months Ended
                              September 30                September 30
                        1999      1998   %Change      1999      1998  %Change

 TOTAL REVENUE       $5,396.6  $5,327.7       1%   $1,795.4  $1,732.1     4%

 EARNINGS BEFORE
  PROVISION FOR
  INCOME TAXES        1,154.6   1,122.5       3       377.7     381.3    (1)

 NET EARNINGS           737.5     711.9       4       247.6     239.9     3

                              September 30      December 31    September 30
                                   1999             1998            1998
 NET FINANCE RECEIVABLES         $50,674.2        $46,038.5       $44,844.2

 TOTAL ASSETS                     58,287.4         56,577.3        54,757.7

 TOTAL DEBT                       47,176.5         48,633.4        46,934.8

 STOCKHOLDERS' EQUITY              9,339.0          6,756.2         6,759.5

 60+DAYS CONTRACTUAL
  DELINQUENCY                         2.70%            2.41%           2.38%

 NET CREDIT LOSSES (as
  a % of ANR)                         1.77             1.94            1.98

 ALLOWANCE FOR LOSSES ON
  FINANCE RECEIVABLES
   Amount                        $ 1,445.1        $ 1,378.9       $ 1,370.3

   Percent of net finance
    receivables                       2.85%            3.00%           3.06%


                            SIGNATURE

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                ASSOCIATES CORPORATION OF NORTH AMERICA





                                By: /s/ John F.  Stillo
                                    -------------------
                                   Executive Vice President
                                   and Comptroller



 Date: October 14, 1999